EXHIBIT 99.1


  LATITUDE SOLUTIONS, INC. AND CRESTMARK BANK FINALIZE A $5 MILLION REVOLVING
                           ASSET-BASED LINE OF CREDIT

BOCA RATON, Fla., Feb. 2, 2012, 2012 (Canada NewsWire via COMTEX) -- Latitude Solutions, Inc. ("LSI" or the "Company"), trading symbol OTC: LATI.QB, announced today that the Company and Crestmark Bank have finalized the establishment of a $5 million revolving asset-based line of credit. This type of working capital facility will provide LSI with greater flexibility and liquidity to support growth and take advantage of further opportunities.

Jeffrey Wohler, Latitude Solutions, Inc.'s Chief Executive Officer, stated, "The credit facility being provided by Crestmark enables LSI to rapidly deploy our Electro PrecipitationTM, Integrated Water SystemsTM on an accelerated basis by maximizing the cash flow and recurring revenue created by the deployment of our technology."

Jim Rothman, Group President of Crestmark Bank, stated, "Our philosophy is to provide creative financial solutions to rapidly expanding companies such as LSI. By helping companies that provide unique solutions and products, we can help them grow, and continue to expand Crestmark's reach."

About Latitude  Solutions,  Inc.

Latitude Solutions, Inc. provides innovative wastewater remediation solutions to oil & gas, energy, mining, food processing, agricultural and other industrial users worldwide utilizing its patented Electro PrecipitationTM, (EPTM) technology. Based on this EPTM technology, LSI's Integrated Water SystemsTM (IWSTM) remediation processes have the ability to convert massive amounts of contaminated water resulting from the operations of energy companies and other industrial users into reusable water on a highly efficient and cost effective basis. This provides the Company's clients with a sustainable solution by substantially reducing the cost and requirements of freshwater harvesting, regulatory compliance and wastewater disposal. LSI provides its technology worldwide via a recurrent revenue business model comprised of a monthly equipment lease payment and a volumetric processing fee. The Company maintains ownership and operational control of all its processing equipment in order to ensure the highest level of client satisfaction and quality control. LSI has offices and/or operations in Boca Raton, Florida; Colorado Springs, Colorado; New York, New York; Searcy, Arkansas, London, United Kingdom and Amsterdam, the Netherlands. Information on the Company and its solutions can be viewed on www.latitudesolutions.net.

About  Crestmark  Bank.

Crestmark is a nationally recognized provider of working capital solutions for small to medium-sized businesses. Financing solutions include asset-based lending, accounts receivable financing, lines of credit and factoring. Crestmark finances most business-to-business industries, and has extensive experience in many industries including manufacturing, staffing, government contractors, apparel and transportation. Headquartered in Troy, Michigan, with regional offices in Florida, Louisiana and Tennessee; a full service financing office in New York City, and business development offices located in Alabama, California, Florida, Georgia, Illinois, Ohio, New Jersey, New York, Missouri, North Carolina, Tennessee and Texas. www.crestmark.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange SOURCE Latitude Solutions, Inc. CONTACT:

Jeffrey Wohler, CEO,
Jwohler@latitudesolutions.net

or

Matthew J. Cohen, CFO,
mcohen@latitudesolutions.net,
both at +1-561-417-0644,

or

Virginia Dadey, Director of Financial Relations,
+1-561-353-7511,
vdadey@latitudesolutions.net,

all of Latitude Solutions, Inc.;

or

Jim Rothman, Group President,
Crestmark Bank,
+1-561-227-5872,
jrothman@crestmark.com